Exhibit 10.28

Luxor Mining Pool Service Level Agreement

Luxor Technology Corporation

GOALS & OBJECTIVES

The purpose of this Service Level Agreement (hereinafter the “Agreement”) is to ensure that the proper elements and commitments are in place to provide a consistent and mutually beneficial business relationship between the Miner and Luxor Technology Corporation (“Luxor”) (collectively the “Parties”).

The goal of this Agreement is to obtain mutual agreement for mining pool service between the Miner and Luxor.

The objectives of this Agreement are to:

-	Provide clear reference to service ownership, accountability, roles and/or responsibilities.
-	Present a clear, concise and measurable description of service, operational, and compliance obligations between the parties.
-	Match perceptions of expected service provision with actual service support & delivery.

TERMS & CONDITIONS

The ownership and operation rights of the services provided by the Luxor Mining Pool (“Pool”) are owned by Luxor. The Luxor Terms of Service (which incorporate Luxor’s Privacy Policy) specified herein (“Terms and Conditions”), along with the service commitments outlined in this document, constitute the relevant rights and obligations required to be read and accepted by anyone that shall access and/or use the Pool (“Miner”).

By accessing and using the Pool, Miner accepts and agrees to the Terms and Conditions, and Luxor commitments to Miner (collectively, the “Service Agreement”). As the operator of the Pool, Luxor shall provide a mining Pool Service (as defined below) to Miner under the Service Agreement.

Miner agrees that Luxor will have the right to modify the Terms of Service at any time, provided notification is given to the Miner for any material modifications to the Terms of Service. Miner agrees to be solely responsible for reviewing the Terms of Service and/or any modifications thereto. If Miner does not agree to the Terms of Service and/or any of its modifications, then Miner shall cease to use and will not be allowed further access to the Pool and Service.

1.	Luxor Terms of Service
a.	Luxor’s Terms of Service are available at https://mining.luxor.tech/tos

2.	Privacy and Protection
a.	Luxor places the utmost emphasis on protecting Miner’s personal information and data. When using the Pool under this Service Agreement, Miner agrees that Luxor will collect, store, use, disclose and protect Miner’s personal information in accordance with Luxor’s Privacy Policy, available in “user accounts and privacy rights” paragraph at https://mining.luxor.tech/legal/tos.

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3.	Luxor Services
a.	Luxor uses its own system, through the Internet and other means to provide Miner with a digital currency mining Pool and other services/products that may be added based on the Pool site (“Service”). For the avoidance of doubt, the Pool and Service shall not include wallet or custodial services from Luxor to Miner.
b.	Miner hereby authorizes Luxor to be fully responsible for payouts of the profit from such value- added Service.

4.	Miner Rights and Obligations
a.	Miner shall be responsible for preparing the necessary equipment and bear the expenses related to using such necessary equipment to participate in the Pool and Service.
b.	Miner agrees to provide legal, true, accurate and detailed personal information, and update such information as needed.
c.	Miner shall comply with all applicable laws, rules, and regulations related to the use of the Pool and Service.
d.	Miner shall disclose the use of any proxies or agents that are configured between the Mining Pool and the ASIC. Luxor reserves the right to withhold Miners pending balance in the event a Miner has not configured their proxy or agent correctly.
e.	Miner acknowledges and agrees that it is using the Pool and Service at its own risk.
f.	In the event Miner’s access and/or rights to the Pool and Service have been discontinued, Miner is solely responsible for settling the remaining balances left in its account. Luxor shall use commercially reasonable efforts to assist Miner with settling any remaining balances in Miner’s account.
g.	For the avoidance of doubt, Luxor shall not be responsible or liable to Miner for any balances remaining in Miner’s account three (3) months after Miner’s access and/or rights to the Pool and Service have been discontinued (regardless of whether the balances were left in Miner’s account intentionally).
h.	It is the responsibility of Miner to ensure they have built redundancy into their mining operation to hedge against outages, system failures, and Force Majeure. As a Miner using the Pool and Service, Miner must configure a non-Luxor pool as backup/fail-over pool in all Miner machines pointed at Luxor stratums. In the event of a Pool outage that results in Pool downtime in excess of Luxor's SLA uptime guarantee of 98% monthly hashrate, financial compensation from Luxor to Miner for the outage will be capped at 8 hours of the FPPS value (Appendix A) of Miner’s average total hashrate on a 144 block look-back basis, or, using the same compensation methodology, the value of lost hashrate accrued between Pool outage occurrence and the time Miner machines redirect their hashrate to the backup/fail-over pool, whichever is shorter.

5.	Confidentiality
a.	Both Parties agree not to disclose any Confidential Information from the Pool and/or Service. “Information" includes (but is not limited to) information regarding Luxor’s Pool, Miner’s data, Service, Confidential documentation, software, trade secrets embodied therein and any other written or electronic information that is either (i) marked as confidential and/or proprietary, or which is accompanied by written notice that such information is confidential and/or proprietary, or (ii) not marked or accompanied by notice that it is confidential and/or proprietary but which, if disclosed to any third party, could reasonably and foreseeably cause competitive harm to the owner of such information. Confidential Information shall not include information which is: (i) publicly available,

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(ii) lawfully obtained by a party from third parties without restrictions on disclosure, or (iii) independently developed by a party without reference to or use of the Confidential Information.

6.	Term and Termination
a.	The Service Agreement will be in full force and effect until Miner’s access and usage rights to the Pool and Service are terminated by either Miner or Luxor in accordance with the Service Agreement, or as otherwise agreed upon between Luxor and Miner (“Term”).
b.	Unless bound by a separate and superseding contract, Miner may terminate the Service Agreement at any time upon settlement of any pending transactions.
c.	Unless bound by a separate and superseding Mining Pool Utilization Contract, Luxor may, at its sole discretion, limit, suspend or terminate Miner’s access to the Pool and Service if in accordance with the Terms of Service.

7.	Force Majeure
a.	Both Parties shall not be liable for any non-performance of its obligations pursuant to the Service Agreement if such non-performance is caused by a Force Majeure event. In case of a Force Majeure event, both Parties have the right to suspend or terminate its services immediately under the Service Agreement. “Force Majeure” events shall mean any event or circumstance, or any combination of events or circumstances which are beyond the control of the Parties. Such events or circumstances shall include, but are not limited to events or occurrences that delay, prevent or hinder the Parties from performing such obligations, cyberattacks, acts of God, and regulatory, administrative or similar action or delays to take actions of any governmental authority.

COVENANTS OF THE SLA

8.	Service Agreement: The following detailed service parameters are the responsibility of Luxor in the ongoing support of the Miner under this Agreement:
a.	Service Scope and Availability (Luxor)
i.	Monitored Telegram, Discord, or email support channels as preferred by Miner with support available between the hours of 9:00 AM and 9:00 PM Pacific Standard Time (“business hours”).
ii.	Remote assistance using Remote Desktop.
iii.	Assistance guaranteed within 24 hours of notification by Miner.
b.	Service Provider Requirements (Luxor)
i.	98% uptime of monthly mining pool services for the Miner’s aggregate hashrate. Monetary compensation due at the end of every month from Luxor to the Miner for any downtime below the 98% level, in amount proportional to the percent downtime below 98% level multiplied by the FPPS price of the Miner’s total Luxor hashrate.
ii.	Meeting response times associated with service related incidents.
iii.	Appropriate notification to Customer for major scheduled maintenance.
c.	Customer Requirements (Miner)
i.	Reasonable availability and responsiveness of customer representative(s) when resolving a service related incident or request.
d.	Service Requests
i.	0-8 hours (during business hours) for issues classified as High priority.
ii.	Within 16 hours for issues classified as Medium priority.
iii.	Within 5 days for issues classified as Low priority.

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9.	Fees

Miner will be paid for Bitcoin hashrate using a Full Pay Per Share (FPPS) payment methodology, defined as the expected value of both block reward and block transaction fees, calculated on a look- back basis across 144 previous blocks. Pool fees will be calculated based on the FPPS methodology (Appendix A), and will be in the following fee tranches (Appendix B)

10.	Laws: This Agreement shall be governed in all respects by the laws of the State of Delaware.

IN WITNESS WHEREOF the parties hereto have hereunto set their respective hands and seals, duly attested to by the hands of their proper signing officers:

MINER

Company:	Bitnile Inc,
Signature:	/s/ Joseph Spaziano
Name:	Joseph Spaziano
Title:	CIO/Head of Mining Operations
Date:	3/28/2023

COMPANY
LUXOR TECHNOLOGY CORPORATION

Signature:	/s/ Ethan Vera
Name:	Ethan Vera
Title:	COO
Date:	3/28/2023

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APPENDIX A – MINING POOL PAYMENT METHOD

Mining revenue generally consists of two parts, (1) the block reward (current bitcoin block reward is 6.25 bitcoin) paid by the network to the miner and (2) the transaction fees paid by the users to the miner. When a mining pool successfully finds a block they are awarded all of the transactions fees in that block + the reward from the network.

Full Pay-Per-Share (“FPPS”) Payment Method

The expected reward per block is shown in the parentheses in the equation below and is calculated by adding the block subsidy per block and the estimated transaction fee reward per block. The block subsidy amount follows the bitcoin halving schedule. Luxor estimates the transaction fee reward per block based on the average of the transaction fees of the latest 144 blocks. We use 144 blocks because bitcoin blocks are produced approximately every 10 minutes. Since there are 1,440 minutes in a day, the time span of 144 bitcoin blocks is on average about a day. The 144 blocks are rolling windows since new blocks are added to the chain. FPPS changes accordingly due to the new estimation of transaction fees per block and fluctuation in network difficulty. This update happens about every 10 minutes following the change on chain.

Note: Luxor uses n = 144

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APPENDIX B – MINING POOL AND FIRMWARE FEE SCHEDULE

Hashrate (PH)	Pool Only Fee (%)	Firmware Only Fee (%)	Pool + Firmware (%)
<1	2.50	2.80	2.80
1-5	1.60	2.80	2.70
5-20	1.40	2.70	2.50
20-50	1.25	2.60	2.30
50-100	1.10	2.50	2.20
100-200	0.95	2.40	2.10
200-450	0.85	2.30	2.00
450-800	0.75	2.20	1.90
800-1,200	0.65	2.10	1.80
>1,200	0.48	2.00	1.70

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